Exhibit 5.1

PORTABLE MODULAR STAGE SYSTEM

FIELD OF THE INVENTION

The present invention relates to portable stages and more particularly to modular portable stage systems.

BACKGROUND

There are a plurality of stage systems which are used for staging events including concerts, dance recitals, award ceremonies etc.  Typically these stage systems are erected using manual systems and require an extended period of time for deployment.  For example, at sporting events, such as a football game, entertainment is usually provided on the field of play possibly in the form of musical groups, with or without singers and/or dancers, wherein these performers are located on a stage.  Such a stage must be rapidly brought onto the playing surface and erected to the extent necessary for use.  Thereafter, the stage must be quickly disassembled and removed from the playing surface.  Existing stages for this purpose suffer from several problems including the fact that are not very rapidly assembled and disassembled which can significantly reduce the period of entertainment provided during a predetermined time frame.  In this example, the stage would be partially assembled prior to final set up at the event.  Therefore in order to transport the stage from site to site additional assembly and disassembly is required, which may take hours or even days to perform.

United States Patent Application No. 5,947,502 describes a portable stage which is transportable in a stacked configuration on a conventional truck trailer and has two modular units manually or vehicularly positionable side-by-side to define the platform of the stage.  The platform of one unit is laterally and angularly relocatable relative to the supporting frame to position it contactingly adjacent the platform of the other unit.  The units may include detachably attached platform extensions to increase the length and foldable platform sides to increase the width. A manually vertically locatable landing is disposed at one end of a unit.  Raceways beneath at least one platform and access holes in the platform provide for routing of power cables and other electrical conduits to equipment to be used on the stage.  Rotatably mounted extendable jacks assist in supporting each of the units of the assembled stage.

A mobile erectable stage is also described in United States Patent Nos. 5,400,551 and 5,327,698.  In one preferred embodiment, in a stored condition, the stage has the form of a trailer which can be transported from one location to another.  At least one bell crank assembly is used to erect the stage by raising at least one side wall panel and the interconnected roof panel, so that a stage with a sloped roof canopy which overhangs the stage floor is deployed.  The stage floor can be enlarged by adding floor panels.  The stage contains a powered light truss which extends out beyond the stage floor toward the audience to shine light back onto the stage.  Further, the stage contains reversible acoustic panels, one side of which is used when the stage performers are using microphones to deflect audio waves to reduce possible echoing through the microphones and the other side of which are used when the stage performers are not using sound amplification.  In another preferred embodiment, the stage has support columns that are extendable upwards so that the erected stage has an elevated canopy.  A stabiliser arm assembly is also provided which allows the stage to be supported and elevated.

Stageline™ Mobile Stage Inc. produces a number of portable stage systems that range in size and required erection time.  These portable stage systems typically include a stage platform and an sound system incorporated therein, however this form of stage system can take between approximately 1 and 4 hours to erect depending on the size of the system.  Typically between 1 to 4 personnel are necessary in order to achieve this specified erection time period.  These stage systems arrive on site in the form of a trailer, wherein the trailer size is dependent on the desired size of the stage, for example, Stageline™ Mobile Stage Inc. manufactures stages that are the size of a standard tractor trailer in a compact transportable condition and expandable to a size of approximately 175 m2.  However this particular stage system requires 4 personnel and 4 hours for complete erection from a compact state.

While the above prior art provide stage systems are capable of relatively quick erection, for example possibly two hours, there remains the need for a stage system that can be deployed in a potentially quicker manner and incorporating multimedia capabilities, wherein the stage system can be easily transported using a plurality of transportation modes.

This background information is provided for the purpose of making known information believed by the applicant to be of possible relevance to the present invention.  No admission is necessarily intended, nor should be construed, that any of the preceding information constitutes prior art against the present invention.

SUMMARY OF THE INVENTION

An object of the present invention is to provide a portable modular stage system.  In accordance with an aspect of the present invention, there is provided a portable modular stage system comprising: a first unit having a first frame; a second unit having a second frame and a platform connected to said second frame; a plurality of wheel units integrated into the first frame and the second frame, thereby enabling independent movement of the first and second units; a coupling system structurally integrated into the first frame and the second frame enabling structural interconnection of said first and second units; a lifting system integrated into each of the first frame and the second frame, enabling raising and lowering of the first and second units to and from a desired elevation; and a multimedia system integrated into either or both of the first unit and the second unit, said multimedia system including video, audio and lighting capabilities.

In accordance with another aspect of the present invention, there is provided a A portable modular stage system comprising: a first unit having a first frame and a vertically moveable platform structurally connected to said first frame, wherein the vertically moveable platform can be raised and lowered, said first unit further including a canopy type structure having outwardly projecting members; a second unit having a second frame and a platform connected to said second frame, said second unit further including at least one perimeter platform section rotatably connected to the first frame; a plurality of wheel units integrated into the first frame and the second frame, enabling independent movement of the first and second units; a coupling system structurally integrated into the first frame and the second frame, enabling structural interconnection of said first and second units; a lifting system integrated into each of the first frame and the second frame, enabling raising and lowering of the first and second units to and from a desired elevation, said lifting system including a levelling system; and a multimedia system integrated into either or both of the first unit and the second unit, said multimedia system including video, audio and lighting capabilities.

BRIEF DESCRIPTION OF THE FIGURES

Figure 1 is an elevation view of one embodiment of the present invention, wherein the stage system has been deployed for use as an award and display podium for an auto race.

Figure 2 is a perspective view of the embodiment according to Figure 1.

Figure 3A is a perspective view of the main platform structure according to one embodiment of the present invention.

Figure 3B is an elevation view of the main platform structure illustrating the mechanism for deployment of a perimeter platform section according to one embodiment of the present invention.

Figure 4 is a perspective view of the auxiliary structure according to one embodiment of the present invention.

Figure 5 is a perspective view of the vertically moveable platform according to one embodiment of the present invention.

Figure 6 is a perspective view of a lifting structure with a video screen connected thereto, according to one embodiment of the invention.

Figure 7 is a perspective view of the auxiliary structure according to one embodiment of the present invention, wherein the wheel units are in a retracted position and incorporating a lifting system.

Figure 8 is a perspective view of a wheel unit according to one embodiment of the invention.

Figure 9 is a perspective view of the coupling system according to one embodiment of the present invention.

Figure 10 is a perspective view of the auxiliary structure incorporating another lifting system configuration according to one embodiment of the invention.

Figure 11 is a perspective view of the auxiliary structure incorporating a further lifting system configuration according to another embodiment of the invention.

Figure 12 is a perspective view of a deployed speaker unit according to one embodiment of the present invention.

Figure 13 is a side view of module 1 according to one embodiment of the present invention, wherein this module is encased by a shipping container.

Figure 14 is a side view of module 2 according to one embodiment of the present invention, wherein this module is encased by a shipping container.

Figure 15 is a side view of module 3 according to one embodiment of the present invention, wherein this module is encased by a shipping container.

Figure 16 is a plan view of module 3 according to one embodiment of the present invention, with the shipping container removed exposing the video dolly.

Figure 17 is a side view of the embodiment according to Figure 16.

Figure 18 is a front view of the embodiment according to Figure 16.

Figure 19 is a plan view of module 1 according to one embodiment of the present invention, with shipping container removed exposing the auxiliary unit and dolly.

Figure 20 is a side view of the embodiment according to Figure 19.

Figure 21 is a front view of the embodiment according to Figure 19.

Figure 22 is a plan view of module 2 according to one embodiment of the present invention, with shipping container removed exposing the platform unit and dolly.

Figure 23 is a side view of the embodiment according to Figure 22.

Figure 24 is a front view of the embodiment according to Figure 22.

Figure 25 is a plan view of stage one of deployment according to one embodiment of the present invention, wherein the auxiliary unit and the platform unit are properly oriented for interconnection and the video units are vertically secured to each end of the auxiliary unit.

Figure 26 is a side view of the embodiment according to Figure 25.

Figure 27 is a front view of the embodiment according to Figure 25.

Figure 28 is a plan view of stage two of deployment according to one embodiment of the present, wherein the auxiliary unit and the platform unit are interconnected by connection braces, raised by the wheel pistons and the stabiliser legs are deployed.

Figure 29 is a side view of the embodiment according to Figure 28.

Figure 30 is a front view of the embodiment according to Figure 28.

Figure 31 is a plan view of stage three of deployment according to one embodiment of the present invention, wherein the folded stage panels rotate into their functional position, the stairs and handicap ramps deploy, the video screens rotate into a position such that the screens are facing the front of the platform and the canopy begins to deploy.

Figure 32 is a side view of the embodiment according to Figure 31.

Figure 33 is a front view of the embodiment according to Figure 31.

Figure 34 is a plan view of stage four of deployment according to one embodiment of the present invention, wherein canopy pistons extend vertically raising the canopy and the video screens, the canopy extends and the stairs are lowered and the handrail is deployed.

Figure 35 is a side view of the embodiment according to Figure 34.

Figure 36 is a front view of the embodiment according to Figure 34.

Figure 37 is a plan view of stage five of deployment according to one embodiment of the present invention, wherein a lifting platform located between the platform unit and the auxiliary unit is lowered to ground level for receiving a vehicle.

Figure 38 is a side view of the embodiment according to Figure 37.

Figure 39 is a front view of the embodiment according to Figure 37.

Figure 40 is a plan view of stage six of deployment according to one embodiment of the present invention, wherein the vehicle is lifted vertically and rotated for viewing by the audience.

Figure 41 is a side view of the embodiment according to Figure 40.

Figure 42 is a front view of the embodiment according to Figure 40.

Figure 43 illustrates the timing sequence for the deployment of the stage system according to the embodiment illustrated in Figures 1 and 2.

DETAILED DESCRIPTION OF THE INVENTION

The present invention provides a portable modular stage system that when in a compact state can be transported by a number of different transportation modes.  Upon arrival at a predetermined deployment site the modules are interconnected thereby forming the completed stage system which incorporates multimedia capabilities.  The system comprises at least two modules each having a structural framing system and at least one of these modules having a platform connected to its structural framing system.  Each module is capable of independent movement to and from a deployment site through the use of wheel units that are integrated into the framing system of each module.  In addition, each module has a portion of a coupling system integrated into the framing system.  The portion of the coupling system integrated into one of the modules, mates with the portion of the connection system integrated into the other module, thereby enabling the structural interconnection of these two modules.  A lifting system is provided with each module that enables the elevation of the modules to their desired operational height.  A multimedia system incorporating video, audio and lighting is also integrated into one or both of the modules for ease of deployment of the stage system.

In one embodiment of the present invention, the complete stage system can be formed from the interconnection of any number of modules during the deployment sequence.  For example, a complete portable stage system may require 1, 2, 3, 4 or more modules for the stage system to be erected.  The number of modules required may be dependent on the desired size or capabilities of the stage system, in addition to the maximum module size which may be dependent on a particular mode of transportation, for example air freight.  When in compact form, these modules are of a size, which enables ease of transportation of the stage system using a plurality of transportation systems, for example, truck, train, plane or ship.

In one embodiment of the present invention and with reference to Figure 1, the modular stage system can be used as an award ceremony platform for a car race, wherein the modular stage can additionally incorporate a lifting platform that provides a means for elevating and displaying the winning race car, for example.

The present invention may equally well be used as a performance stage for a band or a dance group.  In addition, the stage system can be used as an awards stage for sporting events including the Olympics™ or a half time show for a football game.  The modular stage system of the present invention is adaptable and may therefore be used as a stage system at any type of event.  In particular, the stage system of the present invention is suited for situations where a stage system is required to be deployed and removed in a rapid and efficient manner.

Main Platform Structure

The main platform structure forms the basis of the useable stage surface area of the modular stage system according to the present invention.  During the deployment of the stage system this module will be at the front of the modular stage system and therefore closest to the audience, for example.

The main platform structure comprises the platform surface and a structural framing system.  In addition to the platform surface, there can be a number of perimeter platform surfaces interconnected to the main platform structure.  The perimeter platform surfaces can be in a folded or compact position during transportation of the modular stage system and may be articulated into position during the deployment of the stage system.  The framing system provides the flexural rigidity to the main platform and provides a system to which the platform surface can be connected.  In one embodiment the framing system is constructed in a truss type configuration which results in a relatively stiff system while reducing the weight of the main platform structure.  Alternately, the framing system may be designed using a beam and girder type design as would be known to a worker skilled in the art.

Integrated into the main platform structure is a lifting system that is capable of elevating and lowering the main platform structure to and from a desired elevation for operation.

Figure 3 illustrates a configuration of the main platform structure according to one embodiment of the present invention.  This main platform structure 10 comprises a framing system 20 to which a platform surface 30 has been connected.  The perimeter platform surfaces 40, are provided along one or more edges of the platform surface and provide a means for increasing the surface area of the platform if required.  For example in Figure 3, perimeter platform surfaces are provided along three of the edges of the framing system.  The edge, along which a second module of the modular stage system is to be interconnected, may not have a perimeter platform section associated with it such that it does not interfere with the interconnection of this module.

In one embodiment of the present invention, the perimeter platform sections are hinged along their contact edge with the platform surface thereby enabling their rotation from a compact position to a functional position.  The movement and support of these perimeter platform sections may be provided by a mechanical system as illustrated in Figure 3B.  Two elements 60 hinged at both ends are rotatably connected to the main platform framing system 20, the perimeter platform section 40 and each other.  An actuated cylinder 70, which may be hydraulically, pneumatically or electrically driven, is rotatably connected to the connection point of these two elements and the framing structure, thereby providing a force to articulate the perimeter platform sections from a compact to a deployed configuration and vice versa.  As would be known to a worker skilled in the art, various mechanical systems can be used to rotate the perimeter platform sections to and from a compact or deployed position, for example a screw jack which may be electrically controlled.  For example, an actuated cylinder may be rotatably connected by a pin joint to the perimeter platform section at one end and the framing system at the other and there this cylinder would be capable of rotating the perimeter platform section to and from a deployed configuration.

In a further embodiment, there may be additional perimeter platform modules interconnected with the main platform structure, thereby enabling the further expansion of the surface area of the platform surface.  An additional perimeter platform module may be oriented at a desired height and location and subsequently interconnected with the main platform structure forming an extension of the pre-existing platform surface.  If perimeter platform modules are deployed, the perimeter platform sections associated with the main platform structure may not be articulated out of their stored or folded position and thereby may not impede a perimeter platform module from interconnecting with the main platform structure.  Optionally, the perimeter platform sections may be removed prior to the deployment of the stage system in order to limit their impact on the interconnecting process.  The design and features of the perimeter platform modules can be the same as those for the main platform structure thereby providing for ease and potentially cost effective manufacturing and design of the stage system, for example.

In one embodiment of the invention, the platform surface 30 is formed from a plurality of removable sections 50, as illustrated in Figure 3.  The ability to replace all or a portion of the platform surface provides a means for installing a platform surface appropriate to an intended use of the modular stage system and therefore enables one particular stage to be used for various types of events.  For example, a dance ensemble may require a surface incorporating some elasticity and softness in order to provide impact protection to the performers, while these types of requirements may not be necessary for an awards presentation.  These removable sections can be connected to the framing system of the main platform structure through a number of different means comprising bolts, clips or any other means that would be known to a worker skilled in the art.

In one embodiment, the main platform structure comprises one or more podium type structures which may be elevated from the level of the platform surface.  This elevation of the podiums may be provided by an actuated cylinder, a screw type jack or a scissor type lifting system connected to the structural framing system of main platform section.  For ease of construction, the surface area of a podium may be equal to one of the removable sections and therefore the podiums would not be evident unless in use.  These podiums can provide a position at which to make presentations, for example and may be elevated to various heights indicating first, second and third as is typically done in award presentations.

In one embodiment of the present invention, a perimeter guard rail may be incorporated into the main platform structure, which provides a protective barrier for personnel on the platform surface thereby protecting said personnel from inadvertently falling off of the stage system.  This guard rail may be in the form of a rigid barrier or may be in the form of a flexible wire cable.  The selection of the appropriate barrier may be determined by the intended location of the barrier and possibly the required visual aesthetics of the guard rail in addition to the building regulations of a particular country, for example.

In one embodiment of the present invention, a plurality of support legs are also interconnected with the structural framing system, which increase the footprint of the main platform structure, thereby potentially providing the main platform structure with added stability at the deployment location, see Figures 1 and 2.  In the compact, transportable format of the main platform structure, these support legs are in a folded position and located underneath the main platform structure and are articulated into position during the deployment of the stage system.  These support legs comprise a main structural frame, an adjustable interior member and an articulating bearing plate.  The main structural frame of each supporting leg provides the main structural integrity to the supporting leg.  The adjustable interior member of a supporting leg provides a means for adjusting the length of a supporting leg based on the surface conditions of the area of deployment.  The articulating bearing plate associated with a supporting leg also provides a means for adjusting to the surface conditions as well as providing a means for distributing the load within the supporting leg over a larger surface area thereby potentially reducing damage to the surface of the deployment site.

The main platform structure further comprises a number of access systems by which personnel are able to gain access to the platform surface.  These access systems comprise stairs in addition to a handicap access means for example, a ramp or a lifting platform.  In the compact or transportable configuration of the main platform structure, these access systems can be stored within the structure framing system of this module and can be deployed during the erection or deployment of the stage system.

Auxiliary Structure

During the deployment of the stage system the auxiliary structure is coupled to the back of the main platform structure.  The auxiliary structure provides the additional components to the stage system, for example, the auxiliary structure may incorporate a collapsible canopy type system, interconnection and lifting structures for video screens of the multi-media system and/or a lifting platform that may be lowered and raised above and below the elevation of the platform surface of the main platform structure.

The auxiliary structure comprises a structural framing system to which each of the additional components is interconnected and thus supported.  The framing system provides the flexural rigidity to the auxiliary structure.  In one embodiment the framing system is constructed in a truss type configuration which results in a relatively stiff system while reducing the weight of the auxiliary structure.  Alternately, the framing system may be designed using a beam and girder type design as would be known to a worker skilled in the art.

Integrated into the auxiliary structure is a lifting system that is capable of elevating and lowering the auxiliary structure to and from a desired elevation for operation.

Figure 4 illustrates the auxiliary structure according to one embodiment of the present invention.  In this embodiment, the auxiliary structure 100 incorporates a lifting system 105 for raising the auxiliary structure to a working height and in this embodiment the lifting system 105 is in the form of a scissor-type configuration.  Additionally, there is an elevation system 110 for raising the video screens 120 to a desired elevation and a lifting platform 130 that may be lowered and raised above and below the elevation of the platform surface of the main platform structure.  The lifting platform 130 is illustrated in a folded configuration in Figure 4 and can be articulated into operation when desired.

In one embodiment, the auxiliary structure further comprises a vertically moveable platform that can be lowered and raised once the stage system has been deployed.  This vertically moveable platform may be used to, for example, elevate a winning car for display or elevate a drummer of a band.  This vertically moveable platform can be designed to elevate from ground level to a position equal to or higher that the elevation of the platform surface.  In one embodiment this vertically moveable platform may be articulated in a manner such that the object on the moveable platform may be oriented in a position for improved viewing, for example.  The vertically moveable platform may be articulated to an angle of up to approximately 60° with the horizontal and in particular an angle of approximately 45° may be preferred.

Figure 5 illustrates the vertically moveable platform according one embodiment of the present invention.  The platform section 140 is interconnected to a two-stage elevation device comprising a first section 150 and a second section 160.  A first set of grooves 180 are formed in the first section 150 in which protrusions on the platform section are capable of sliding movement therein.  This enables the guided movement of the platform section 140 during the raising and lowering process.  In addition, a second set of grooves 170 are provided within the second section 160 in which protrusions on the first section are capable of sliding movement within.  The first and second set of grooves provide guidance in a first plane for guiding the movement of the vertically moveable platform.  An additional set of protrusions 190 and corresponding grooves are provided in a second plane, perpendicular to the first and second set of grooves thereby providing additional guidance to the movement of the first section and platform section, thereby potentially limiting the twisting and binding of these elements during their movement.  A two stage mechanical assembly as is used in standard forklift units, comprising actuated cylinders and a pulley mechanism can provide the lifting load for the vertically moveable platform, as would be readily understood by a worker skilled in the art of these types of lifting systems.  Optionally, two sets of two actuated cylinders or screw jacks can be provided for the movement of the platform section and the first section, respectively.  These cylinders can be hydraulically, pneumatically, electrically driven or operated by electric-servo motors as would known to a worker skilled in the art.

In one embodiment, the vertically moveable platform is used to display a winning car and in this scenario, the surface of this moveable platform may be covered by a highly absorbent material such that any leaking vehicle fluids may be absorbed.  In addition, a locking means, in the form of a wheel clamp for example, may be employed enabling the secure connection of the vehicle to the moveable platform, thus providing security when the moveable platform is tilted.

In one embodiment of the invention the auxiliary structure further comprises lifting structures that elevate the video screens to an operational level thereby potentially improving their visibility by an audience.  According to one embodiment of the invention, Figure 6 is a perspective view of a lifting structure with a video screen connected thereto.  The video screen is pivotally connected to a cross-braced member 210 which is slideably connected to set of vertical members 220 and 230 which guide the vertical movement of the video screens.  The cross-braced member 210 provides lateral stability to these lifting structures, in particular in the elevated position.  The vertical members 220 and 230 are integrated into the framing system of the auxiliary structure as illustrated in Figure 4.  As would be known to a worker skilled in the art, the vertical members may be fabricated with grooves therein that can guide the movement of the components of this lifting structure during the raising and lowering of the video screens.  Actuated cylinders or screw jacks can be provided for the movement of the components of the lifting structure, wherein these cylinders can be hydraulically, pneumatically, electrically driven, for example or operated by electric-servo motors, as would known to a skilled technician.  The interconnection of the video screens can be provided by a number of different mechanisms for example a pin and bore connection, wherein this type of connection can also enable the rotation of the video screens after their connection with the lifting structure.  This rotation of the screens may be appropriate if the length of the module is to be decreased to potentially improve manoeuvrability of the module in reduced areas, for example.

In one embodiment of the present invention and with reference to Figure 4, an interconnection member can be used to interconnect the cross-braced members of the lifting structures.  This interconnection member would reduce the bending moment experienced by the lifting structures upon the connection of the video screens thereto, as would be known to a worker skilled in the art.  In the deployed configuration of the stage system this interconnection member would typically be carrying a tensile load and therefore may not have to be designed for buckling.  In addition this interconnection member can provide a support structure for a scroll type advertising banner which can be unfurled during the elevation of the lifting structures.

In one embodiment of the present invention, the auxiliary structure comprises a canopy type system, which can provide protection to the personnel located on the platform surface.  The canopy type structure can be formed by a number of outwardly projecting members to which is attached a covering system, as illustrated in Figure 2.  For example the outwardly projecting members may be formed from telescoping tubes which can enable the canopy to be deployed from a compact format for transportation to an extended and functional position.  As would be known to a worker skilled in the art, the telescoping tubes are movably located one within the other thus enabling extension and retraction of the members.  Alternately, the outwardly projecting members may be deployed from a compact position to a deployed position by unfolding the segments of the projecting members.  These segments may be interconnected by elements incorporating an elbow type assembly, wherein these connected members are able to rotate with respect to each other, thereby unfolding during deployment.

The outwardly projecting members can be deployed and retracted using a number of different mechanisms.  For example an actuated cylinder type system may be employed wherein the cylinder is hydraulically, pneumatically or electrically driven.  Optionally, the deployment and retraction of the outwardly extending members may be enabled by a series of cables and pulleys or screw jacks that are controlled by an electric-servo motor or a hand crank for example.  A worker skilled in the art would understand which type of mechanism would be most effective for this feature and may be determined based on weight, cost and capacity of the mechanism, for example.

In one embodiment, the flexible covering can be constructed from any material, for example a flexible polymer, cloth, Kevlar™ or any other material as would be know to a worker skilled in the art.  The flexible material can be selected on the basis of the required functionality of the canopy, for example, the providing of protection from wind, rain, sun or snow.  In addition, the flexible covering material can be connected to the outwardly projecting members at strategic locations enabling its efficient unfurling during deployment of the outwardly extending members.  In particular, if the outward projecting members are telescopic in nature, the flexible covering would not be connected at a location on one of the tubes which retracts within another, as would be readily understood by a worker skilled in the art.

In one embodiment of the invention, the canopy type structure may additionally be elevated.  This elevation of the canopy can be provided by the lifting structures associated with the video screens or may be provided by independent lifting mechanisms, for example actuated cylinders or screw jacks located at either end of the canopy.

In one embodiment, as with the main platform structure, a plurality of support legs are also interconnected with the structural framing system of the auxiliary frame, which increase the footprint of the auxiliary structure and thereby may provide the auxiliary structure with added stability at the deployment location, see Figures 1 and 2.  As would be readily understood by a worker skilled in the art, the support legs are positioned in locations such that during deployment these support legs will not interfere with other modules of the stage system which are to be interconnected thereto.

In one embodiment, a set of vertical poles may be incorporated into the auxiliary structure of the present invention, wherein these vertical poles may be used for the display of flags, for example.  These vertical poles may be formed from a collection telescoping tubes, wherein these tubes are moveably located one within the other enabling extension of these vertical poles from a compact position for transportation purposes, to an extended position during use of the modular stage system.  The deployment of these vertical poles may be provided by any number of mechanisms, for example pulley systems, actuated cylinders that can be hydraulically, pneumatically or electrically operated, electric-servo motors, screw jacks or any other type of system as would be known to a worker skilled in the art.

Wheel Units

The main platform structure and the auxiliary structure each comprise at least three wheel units that provide for the movement of the particular module.  These wheel units can take on a variety of configurations depending on the required functionality of a wheel unit.  For example, (a) a wheel unit may be capable of 360° rotation which can be either controlled rotation or free rotation (b) incorporate a drive system (c) incorporate a shock absorption system and/or (d) incorporate a vertical elevating system enabling the vertical movement of the wheel for levelling the module or for retracting a wheel into the structure for storage during use or transportation of the stage system.

In one embodiment, as illustrated in Figure 7, four wheel units 240 are associated with a particular module, wherein one wheel unit is in located in the region of each corner of the module.  While only the auxiliary structure is illustrated this feature may also be provided for the wheel units associated with the main platform structure.  In this figure the wheel units have been retracted within the structural framing system of the module which may result in enhanced aesthetics of the modular stage system upon deployment.  In addition, the full retraction of the wheel units into the structural framing system may reduce movement of the module during its transportation.

As illustrated in Figure 8, the vertical movement of the wheel assembly 250 can be provided by a rack and pinion type assembly wherein the rotation of the pinion results in the vertical movement of the wheel assembly along the rack as would be known to a worker skilled in the art.  In an alternate embodiment of the invention, the wheel units can be raised and lowered using an actuated cylinder for example, a hydraulic, pneumatic or electrically driven cylinder.  For example, the vertical movement of the wheel units can provide a means for levelling the module at a non level deployment site.

In one embodiment of the present invention, the wheel units also have a shock absorption system integrated therein.  This shock absorption system provides a means for limiting vibrations transmitted to the main platform structure, auxiliary structure and the perimeter platform modules if required.  The shock absorption system may comprise a series of coil springs, leaf springs and/or shocks as would be known to a worker skilled in the art.

In one embodiment of the invention, the wheel units at one end of a module may be rotatable and the wheel units at the opposite end of a module may be in a fixed orientation.  Optionally, the wheel units may be provided with a limited number of orientations, for example orientation allowing movement along the longitudinal or lateral axes of the module and a third orientation allowing rotation of the module about its centre point.  If the movement of the module is computer controlled, by limiting the number of potential orientations of the wheel units, the required control algorithm may become less complex, as would be known to a worker skilled in the art.

In one embodiment of the invention, the wheel units incorporate a drive system thereby providing a means for moving the modules of the stage system to the desired location, without the need for external moving systems or vehicles.  In one embodiment, the drive system associated with each of the wheel units enables propulsion of a module in any direction.  This enables a module the ability to rotate about its central axis which is perpendicular to the ground surface and as such enables precise adjustment of the positioning of the stage system.  In one embodiment, the drive system associated with each wheel may be in the form of an electric motor, hydraulic motor or any other means which would enable the propulsion of a module as would be know to a worker skilled in the art.  Optionally, a drive system may only be associated with two of the wheel units in order to reduce the weight of a module.  If there are only two driven wheel units the wheel units may be configured in a format similar to that of a rear wheel drive car, wherein the rear wheel are driven and are not permitted to rotate and the one or two front wheels are capable of rotation thereby directing the movement of the car.

In one embodiment, the wheels associated with the wheel units can be formed from a material which is relatively stiff, thereby reducing the level of deflection of the wheels while in a loaded state and thus limiting the deflection of the stage system during its use and or movement at the deployment site.

Coupling System

The coupling system comprises mating inter-bracing supports, which interconnect the main platform structure to the auxiliary structure.  This connection system can provide a structurally sound interconnection thereby potentially improving the stability of the stage system at the deployment site.  A coupling system may also provide a means for the interconnection between the main platform structure and perimeter platform modules if required.  Upon the alignment of the modules of the stage system at the desired deployment location, the inter-bracing supports are deployed thereby enabling rigid or semi-rigid interconnection between the initially separate modules of the stage system.  A first portion of the coupling system is interconnected with the structural framing system of a first module and the mating portion of the coupling system is interconnected to the structural framing system of the second module.  Upon the mating interconnection of these first and second portions of the coupling system the first and second modules can be structurally interconnected.  In one embodiment, there are two coupling systems which enable the interconnection of two modules with one at each end of the modules.  Alternately, four coupling system can be employed, for example in the corner regions of the vertical plane of the modules being interconnected, thereby potentially improving the strength and stability of the interconnection.

In one embodiment of the invention, the coupling system used to interconnect the auxiliary structure and the main platform structure is illustrated in Figure 9.  The arm 300 and the arm deployment cylinder 310 are structurally connected to the framing system of the auxiliary structure or the main platform structure and the mating block 330 and the locking cylinder 320 are structurally connected to the framing system of the other structure.  The arm 310 is rotatably connected to the framing system at a first end and comprises a male interconnection unit at the opposite end.  The arm deployment cylinder 310 provides a means for folding the arm 300 parallel to the length of the structure to which it is attached for ease of transportation and the arm deployment cylinder 310 rotates the arm 300 through approximately 90° into an operative configuration.  In this manner the arm deployment cylinder may not have to be designed to carry any of the interconnection load between the two structures.  The mating block comprises a female receiving unit 350 for mating with the male interconnection unit 340 and a locking cylinder 320.  During the interconnection process the male interconnection unit is aligned with the female receiving unit within a desired tolerance and subsequently the locking cylinder interconnects with the male interconnection unit and draws it into engaging contact with the female receiving unit thereby interconnecting the two structures and hence the modules.  As would be known to a worker skilled in the art, the design of the arm may be determined based on tensile capacity, compressive capacity or buckling capacity.  As illustrated in Figure 9, the male interconnection unit is a frusto-conical shape thereby providing for misalignment of the coupling system components while still enabling their interconnection.

Lifting System

The lifting system enables the elevation of each module of the stage system, for example the auxiliary structure and the main platform structure, to an operative height.  The design of the lifting system can be based on the required load to be elevated, the required stability of the stage system in the presence of lateral forces like wind and/or the mass and space requirements for the lifting system itself.  In one embodiment of the present invention, the operative height of the main platform structure can be any desired elevation up to approximately 20 feet.

The lifting system further comprises a levelling system which provides for the adjustment of the slope of the top of a module, for example the main platform structure or the auxiliary structure.  In this manner, the platform surface, for example, can be positioned and/or maintained in a level orientation.  The levelling system may be important if the stage system is being deployed at an uneven site.  As would be known by a worker skilled in art, the orientation of a plane can defined by three points.  In one embodiment, in order to adjust the orientation of the platform surface the levelling system comprises at least three lifting devices wherein these lifting devices are integrated within the lifting system.  Additionally, this levelling system can be continuously in operation thereby maintaining the level orientation of the modules of the stage system, after their full deployment.  The lifting device can be, for example, actuated cylinders which are hydraulically, pneumatically or electrically operated, screw jacks or any other form of lifting device as would be known to a worker skilled in the art.

In one embodiment of the invention and with reference to Figure 7, the lifting system 105 associated with the auxiliary structure has a scissor-type configuration.  The main support legs 360 is in contact with the surface at a first end and is moveably connected to a screw system at their second end.  As the screw is rotated the second end of the main support legs travels along the length of the screw thereby raising or lowering the auxiliary structure depending on the direction of rotation of the screw.  Intermediate members 370 are rotatably connected to the framing structure of the auxiliary structure at their first end and slideably and rotatably connected to their respective main support leg at their second end.  In this manner upon the contact of the first end of the main support legs with the surface of the deployment site, the position of the first end does not change.  The screw can be operated by a number of mechanisms for example hydraulic, electric or electric-servo motors or any other type of device as would be know by a worker skilled in the art.  In this embodiment, the scissor-type system provides both the lifting force and lateral stability to the auxiliary structure.

In one embodiment, the first end of the main support legs is rotatably connected to a bearing plate system that enables the distribution of the applied load from the main support legs to be distributed to such a level such that the surface of the deployment site is not adversely affected.

In an alternate embodiment of the invention and with reference to Figure 10, the lifting system can be a combination of a frame 380 having a scissor-type configuration providing lateral stability to the auxiliary structure and a set of lifting devices 390 providing the lifting capacity required for the lifting system.  These lifting devices can be for example, actuated cylinders that can be hydraulically, pneumatically or electrically driven, a series of screw jacks or Spiralift® devices which are manufactured by Gala Theatrical Equipment in St. Hubert Quebec.  As illustrated in Figure 10 the scissor type frame may have a base plate portion which can enable the spreading of the load on the surface and as a bearing point for the connection of the lifting devices.  The scissor type frame can be constructed similar to that as described for the previous embodiment, however the second end of the main support legs would be slideably connected to the framing system at their respective interconnection point with the structural framing system of the auxiliary structure.

In yet a further embodiment and with reference to Figure 11, the lifting system can comprise at least three lifting devices 395 which would provide both stability and lifting capacity to the auxiliary structure.  However, four lifting devices may provide greater stability as would be known to a worker skilled in the art.  In this embodiment, the lifting devices also provide the stability to the auxiliary structure and therefore must have a tensile capacity in order to counter act potential lateral forces.  These lifting devices can be for example, actuated cylinders that can be hydraulically, pneumatically or electrically driven, screw jacks or Spiralift® devices.  Actuated cylinders can be either single acting or double acting cylinders as would be known to a worker skilled in the art.  If double acting cylinders are used to provide the lifting capacity, these devices are also capable of resisting a tensile force as well as a compressive force and therefore would be suitable for incorporation into this embodiment of the present invention.  The Spiralift® devices do not resist tensile forces and therefore a post-tensioning system must be incorporated into the lifting device such that this post-tensioning will maintain a compressive load within the Spiralift® devices under lateral loading of the auxiliary structure.  This post-tensioning of the Spiralift® devices can be provided by a series of tensioned cables and pulleys which are positioned within or surrounding a particular Spiralift® device.  A skilled technician would readily understand how to design a post-tensioning system that would be capable of producing the desired affect.  In addition, if four Spiralift® devices are incorporated into the auxiliary structure, diagonally opposite Spiralift® devices can be post-tensioned using the same tensioned cable system.  In this manner if one of the post tensioning systems fails the second with still provide the required affect.  In addition, by not having four independent post tensioning systems, a reduction of weight may be realised as would be known to a worker skilled in the art.

It is important to note that while the lifting systems identified above are illustrated as components of the auxiliary structure, any one of these forms of lifting systems can be incorporated into the main platform structure and the perimeter platform systems.

Multimedia System

The multimedia system comprises one or more of the following, a video display system, a sound system and lighting system.  The video display comprises one or more, large scale video screens, wherein these video screens are elevated in order to allow potentially improved viewing of the video system.  In one embodiment, these large scale screens are matrix video screens, however other large scale screens may be used.  The auxiliary structure comprises the required electronics components necessary to provide content for the video screens.  For example, these electronic components may comprises, DVD players, video players, satellite hook-ups for enabling the display of images received therefrom and a video unit that may enable the video screens to display events on the stage.  A worker skilled in the art would understand how to configure a video system in order to provide the desired functionality.

In one embodiment, vibrational dampers may be associated with connection points of the video screens to the lifting structures associated with the auxiliary structure, wherein these dampers may assist in the isolation of the video screens from vibrations generated on the platform surface during use.  For example, a collection of dancers may generate a substantial impact loading that may result in vibrations being transmitted through the structure of the stage system.

In addition, a sound system may be incorporated into the stage system providing a means for amplifying voices and/or playing music.  The electronic components of the sound system, for example power supplies, amplifiers, CD players, DAT players, tape players and speakers.  A worker skilled in the art of audio technology would readily understand how to configure the sound system in order to result in its desired functionality.

In one embodiment of the invention, the speakers are integrated into the auxiliary structure and may be positioned below the video screens.  In an alternate embodiment, the speakers may be deployed in a position which is adjacent the site of deployment of the stage system, wherein one configuration of this type of speaker unit is illustrated in Figure 12.  The speaker unit 400 comprises a speaker 410, a base section 420 which incorporates a moving system 430 and a lifting portion 440.  The speaker unit additionally comprises a levelling system which enables the base section of the speaker to be levelled prior to the elevation of the speaker to an operation height.  This levelling system can in the form of three or more actuated cylinders or screw jacks which are remotely or manually operated.  The base section provides the stability to the speaker unit and further housed the moving system that comprises a set of wheels which may be free spinning and rotating, resulting in personnel providing a force to move the speaker unit.  Optionally the set of wheel may be driven wheels and their rotation may additionally be controlled thereby enabling personnel to remotely deploy a speaker unit.  The lifting portion provides a means for elevating the speaker to an operational height for improved sound travel for example.  This lifting portion can be one or more actuated cylinders or a Spiralift® device.  As with the lifting system associated with the auxiliary structure or the main platform structure, a post tensioning system would be required to provide the stability to a Spiralift® device, since this device is not capable of resisting a tensile load.  In a further embodiment of the invention the speaker unit does not have an integrated moving system, but the speaker unit is moved to the desired deployment position using a wheeled cart for example.

In one embodiment, the lighting system of the stage system is integrally part of the stage system.  The light sources may include spotlights, floodlights or any other type of lighting which would be known to a worker skilled in the art.  The components of the lighting system can be positioned in a number of locations that would result in appropriate lighting conditions for the stage system.  For example, a first component of the lighting system may include spotlights which are positioned towards the tip of the extended canopy.  Optionally or additionally, a second component of the lighting system may include flood lighting can be associated with the platform surface or the perimeter platform surfaces of the main platform structure or the perimeter platform modules if these are being used.  This flood lighting can be recessed within portions of the platform surface or may be secured onto the platform surface itself.  The lighting system required for different events may vary.  For example the lighting system for a concert can vary from that required for an awards presentation.

In one embodiment of the invention, the spotlights can be VL2000™ Spot or any comparable lighting fixture as would be known to a worker skilled in the art.  For example a set of three VL2000™ Spot may be strategically positioned on the extended canopy.  In one embodiment flood lighting for the stage system can be provided by a series of MR-16 bulbs in suitable mounting which are positioned on the platform surface of the main platform structure.

Computer Control System

In one embodiment of the present invention, the stage system comprises a computer control system that controls all or some of the functionality of the stage system.  For example, the complete deployment sequence of the stage system can be computer controlled such that upon the push of a button the modules of the stage system will align, connect, elevate and deploy components like the canopy, video screens and flag poles, for example.  With computer control, the personnel required to deploy the stage system can be reduced and in addition computer controlled deployment may increase the speed of deployment of the system.

In one embodiment, the computer control system comprises an aligning system that is used to orient the multiple modules at the desired deployment site in a manner that enables the correct interconnection of these modules by the coupling system.  In one embodiment, the computer control system may be programmed to use triangulation or information collected from a global positioning system (GPS), or a collection of sensors in order to ensure the correct orientation of the modules is achieved.  In order to align these modules, the computing system may activate an appropriate wheel unit(s) such that a correction in the alignment can be made, thereby correct alignment may be achieved.

In one embodiment of the invention, the alignment system comprises a plurality of sensors that detect the position and orientation of adjacent modules of the stage system.  As would be known to a worker skilled in the art there are sensors that can detect an object in addition to detecting the separation of two objects.  For example, these sensors can be infrared sensors or laser sighting sensors.  However, as would readily be appreciated the accuracy of the sensors must be maintained irrespective of the weather conditions, for example, rain or direct sunlight.

In one embodiment a sequence of events which may result in the adequate alignment of the auxiliary structure and the main platform structure and their subsequent interconnection  comprises the following steps: (a) fixing the position of the auxiliary structure, (b) levelling the auxiliary structure, (c) aligning the main platform structure with the longitudinal location of the auxiliary structure, (d) aligning the main platform structure laterally with the auxiliary structure such that a desired separation in between these two structures, (e) levelling the main platform structure, (f) vertically align the two structures, (g) deploy the coupling arms, (h) move the main platform structure towards the auxiliary structure, (i) electronic sensing of the mating of the coupling system associated with two structures, (j) activating the locking cylinder and drawing the male connection unit into the female connection unit thus interconnecting the two structures or modules.  The algorithm can incorporate a series of loops, for example during the longitudinal alignment of the main platform structure since an initial correction in this orientation may have been too much or too little.  In this manner a particular step can be completed prior to the next step being executed.  As would be known to a worker skilled in the art, the computer control system must reorient the wheel units of the main platform section for each of the manoeuvres during this alignment process.

In one embodiment of the present invention the wheel units are capable of only being oriented in a predetermined number of orientations.  For example, orientations enabling longitudinal movement, lateral movement and rotation of a module.  If the number of possible orientations of the wheel units is reduced the algorithm and hence the control parameters required to operate the wheel units may be simplified.

In one embodiment of the present invention, the computer control system further comprises sensors which monitor the level of the stage system, thereby enabling the self correction of the level of a particular portion of the stage system if necessary, wherein the levelling system can be activated by the computer control system in order to re-level the stage system.

In one embodiment of the present invention, wherein the lifting system incorporates Spiralift® devices, pressure sensing devices are strategically placed such that they are capable of determining the compressive load within the Sprialift® devices.  The detection of the compressive load within a Sprialift® device is important since these devices are unable to carry tension.  These pressure sensing devices can enable the computer control system to monitor the affect of the post-tensioning system associated with the Sprialift® devices and discontinue the deployment of the stage system if the load within the lifting system approaches a tensile load due to wind loading of the stage system, for example.

In one embodiment, the computer control system can be used to appropriately activate the light sources, for example the flood lights and spotlights based on the required lighting for the particular event.  In addition, computer control may enable the sequence of lighting of the stage system to be interconnected with the music being played by the sound system, for example.

In one embodiment of the invention, the individual computing systems associated with one or more of the modules may be interconnected using an umbilical cord type connection.  This form of connection enables these separate computing systems to communicate and possibly improve the deployment sequence as would be understood by a worker skilled in the art.

In one embodiment of the invention, personnel are capable of remotely controlling the operation of the stage system.  In this manner, a remote computing device communicates with the computing device on board the stage system via an umbilical type connection or through the use of a wireless type connection.  For example, a mobile terminal which would be suitable for this application would be the MobileView™ Tablet Terminal (T750) produced by Rockwell Automation, Inc.  a worker skilled in the art of remote communication would understand how to configure the computer control system in order to provide for this type of remote control of the operation of the stage system.

Additional Considerations

In one embodiment of the present invention, the structural components of the modular stage system are constructed using material which is light weight and strong thereby reducing the mass of the stage system.  For example, aluminium may be an appropriate material however any other material which meets the structural criteria required for the stage system may be used.  The selection of the material may be based on the cost, availability, durability or corrosion resistance of the material, for example.  It is important to note that by reducing the mass of the stage system and its various components, the required capacity of the mechanisms deploying these components may be reduced and as such the weight of the mechanisms may be reduced.  In this manner, the mass of the modular stage system may minimised resulting in a system that is capable of performing the required tasks, in addition to being lightweight for ease of transportation.

In one embodiment of the invention, the stage system comprises an onboard electrical power system that enables the stage system to be deployed in almost any location.  This onboard electrical power system may be in the form of battery system or a generating system.  This internal power system is required to provide electrical power to the electrical components for example the multi-media system, enable the creation of air pressure for pneumatic components and enable the creation of fluid pressure for hydraulic components, as would be known to a worker skilled in the art.

In one embodiment an electric-servo motor is a preferred mechanism to deploy various components of the stage system, since the functionality of this type of device can be controlled accurately using a computing device, thereby enabling precise manipulation and deployment of a component.

In another embodiment, the mechanisms for deploying some components of the stage system may be manually operated, for example through the use of a hand crank.  If a hand crank is used there may be a gearing system incorporated therein in order to reduce the effort required to operate the crank.  In this manner a reduction in the cost of the stage system may be realised, however the speed of deployment may be increased.  These types of mechanisms may be advantageous if the requirements for the speed of stage erection are less restrictive.

In one embodiment of the invention, the container for each module of the stage system, is enclosed in a shipping container that is designed to be light weight in addition to being a size which can be inserted into a standard shipping container, for example a container which is 8 ft x 8 ft x 20 ft.  In this manner the mass of a particular module within a shipping container may minimised thereby potentially saving money when the modules are transported by air freight.  With regard to other forms of transportation, a module may be transported in standard container in order to provide additional protection to the modules of the stage system for example, in particular since mass is typically not as great a concern for sea or ground transportation when compared with air freight.  The light weigh container can be manufactured from a number of different materials including aluminium, fibreglass, carbon fibre, fibre reinforced plastics or any other type of material that is capable of providing the required structural strength and integrity necessary in addition to the desired weight requirement.

Sequence of Deployment

In one embodiment of the present invention, the modular stage system comprises three separate modules, which are interconnected to form the stage system.  The sequence of deployment of this embodiment of the present invention is described below.  For this embodiment, one module comprises the video screens and is termed the video dolly. The second module comprises the rear stage section comprising the vertically extending support pillars, the canopy, the vertically movable platform section and one pair of support legs and is termed the auxiliary dolly.  The third module which comprises the main and perimeter platform sections, the main support structure and a pair of support legs, is termed the platform dolly.

As illustrated in Figures 13 – 15, each of the modules are initially enclosed in shipping containers and in one embodiment these are standard containers and have dimensions of 8 ft x 8 ft x 20 ft.  This size of container provides ease of transportation using a plurality of transport modes and enables the stage system to be transported to almost any location.

Figures 16 – 24 illustrate the three modules once the shipping panels have been removed.  As previously mentioned, there are three modules, the video dolly (Figures 16 – 18), the auxiliary dolly (Figures 19 – 21) and the platform dolly (Figures 22 – 24).

In one embodiment of the present invention the sequence of events for the deployment of the modular stage system which comprises the above three modules, is separated into six stages, wherein multiple views of each stage of deployment are sequentially illustrated in Figures 25 - 43.

As illustrated in Figures 25 – 27, at the completion of stage one, a video screen 500 has been rotatably connected to each of the extreme left and extreme right vertically extending support pillars of the auxiliary dolly.  These screens are illustrated in Figure 25 by the rectangles on the extreme left and extreme right sides of the auxiliary dolly.  The video screens 500 are initially attached in this configuration in order to maintain a relatively even weight distribution on the wheels 510 of the auxiliary dolly.  Subsequently, the auxiliary and platform dollies are relocated to the desired deployment position using the propulsion system interconnected with the wheels 510 associated with each of said dollies.  In one embodiment, the auxiliary and platform dollies can be interconnected by an umbilical cord enabling the electronic interconnection of these two modules.  In a further embodiment, the direction of the movement of the auxiliary and platform dollies can be directed by a user operating a joystick connected to these dollies.  This enables a user to actively determine the placement of the stage system components.  Upon arrival at the desired location, the computer control system evaluates the alignment of the two dollies using for example triangulation or GPS and subsequently adjusts the positions of these dollies accordingly using the propulsion system interconnected with the wheels 510 such that these dollies are correctly aligned for interconnection.  Upon completion of this task, the plurality of wheels 510 are locked in position such that the dollies are unable to move during the remainder of the deployment sequence.  In addition the levelling system levels each of the modules in a horizontal orientation to the deployment site in addition to levelling the modules with respect to each other thereby enabling the interconnection of the modules during the subsequent stage of deployment.

In one embodiment of the present invention, upon the placement of the modules at the desired deployment site, the remainder of the deployment sequence of the stage system can be initiated by the press of a single button.  The computer control means can subsequently control the remainder of the deployment sequence without any external adjustments.

Figures 28 – 30 illustrate the stage system at the completion of stage two of deployment.  Initially the inter-bracing supports 540 are deployed and locked into position using for example locking clamps, thus rigidly interconnecting the auxiliary and platform dollies.  Subsequently, the pneumatic or hydraulic cylinders or pistons associated with each of the wheels 510 of the stage system, extend thus elevating the stage system.  The computer control system controls the elevation of the stage system such that the stage system elevates in a level manner thus minimising any torsional stresses created within the structural members of the stage system.  Upon the attainment of a particular elevation of the stage system, the deployment means associated with the support legs 530 are activated such that these support legs 530 articulate from their stored position beneath the stage system to their operational position.  Upon reaching their operational position, the position of the adjustable interior members associated with each of the support legs 530 is adjusted in accordance with the contours of the surface of the deployment site such that the articulating bearing plates of each support leg 530 are bearing on the surface.  The wheels of the stage system which are located adjacent each of the support legs are subsequently retracted, resulting in the load of the stage system being supported by the four interior wheels 510 and the four support legs 530.

Figures 31 – 33 illustrate the configuration of the stage system at the completion of stage three.  During this stage the perimeter platform sections located at the front and sides of the platform dolly are rotated and locked into a position such that they are level and planar with the main platform section, as illustrated in Figure 31.  In addition, the video screens are rotated and locked in a position such that the viewing surface of the screens is directed at the intended audience.  The stairs 650 and handicap ramp or lifting platform, are linearly translated from their stored position within the platform dolly.  The linear translation of the stairs and handicap ramp may be provided by a rail system located within the platform dolly and an appropriate deployment means.  Furthermore, during stage three the components of the outwardly extending canopy 560 are rotated into position in preparation of the extension of said canopy components.  The guard rails 590 and 610 are extended and deployed, wherein the guard rails 590 and 610 may be rigid or flexible in form.

Figures 34 – 36 illustrate the configuration of the stage system at the completion of stage four.  At the completion of the linear translation of the stairs 650 as described in stage three, the stairs 650 are subsequently rotated such that they are placed in contact with the ground surface of the deployment site, thereby providing a means for one to access the platform surface 620.  The vertically extending support pillars 660 are extended in for example a telescopic manner, raising the outwardly extending canopy 560 and the video screens 500.  The outwardly extending canopy 560 subsequently commences extension, for example in a telescopic manner, wherein the spotlights 570 are attached to the tip of the canopy.  In this embodiment, the stage system is being used as an award platform and as such podiums 670 are elevated from the level of the platform surface using for example a pneumatic cylinder.

Figures 37 – 39 illustrate the configuration of the stage system at the completion of stage five.  During this stage of deployment of the stage system, the vertically moveable platform unfolds from its stored position within the auxiliary dolly and lowers to the ground such that the moveable platform is flat on the ground, providing a means for elevating the winning car for example.  The movement of this platform can be provided by, for example, a pulley system in association with electro-servo motor or by a pneumatic cylinder, wherein the vertical movement of the platform may be guided by a track system.  A worker skilled in the art would understand how to design deployment means enabling the above described movement of the vertically moveable platform.

Figures 40 – 42 illustrate the configuration of the stage system at the completion of stage six.  In this embodiment of the invention, the stage system is being used for an awards platform for a car race.  The vertically moveable platform receives the winning car, which is subsequently clamped into position on the platform prior to elevation.  The vertical moving platform is elevated to a predetermined level and the vertically moveable platform is articulated in a manner such that the winning car can be seen by the audience.  For example the car may be tilted up to 45 degrees, therefore providing the audience with a view of the top of the car.  The computer control system may subsequently activate the video system, sound system and the lighting system thus providing a multimedia award presentation.

By reversing the order of the deployment sequence, the stage system can return to its compact transportable format in preparation for transportation to another site.

In one embodiment of the present invention, the entire deployment sequence can take a total of five minutes, for example.  Figure 43 illustrates the time line for the sequential deployment of the stage system itemising the time required for each of the deployment phases.

The invention being thus described, it will be obvious that the same may be varied in many ways. Such variations are not to be regarded as a departure from the spirit and scope of the invention, and all such modifications as would be obvious to one skilled in the art are intended to be included within the scope of the following claims.

I CLAIM:

1.         A portable modular stage system comprising:

a)         a first unit having a first frame;

b)         a second unit having a second frame and a platform connected to said second frame;

c)         a plurality of wheel units integrated into the first frame and the second frame, enabling independent movement of the first and second units;

d)         a coupling system structurally integrated into the first frame and the second frame, enabling structural interconnection of said first and second units;

e)         a lifting system integrated into each of the first frame and the second frame, enabling raising and lowering of the first and second units to and from a desired elevation; and

f)          a multimedia system integrated into either or both of the first unit and the second unit, said multimedia system including video, audio and lighting capabilities.

2.         The portable modular stage system according to claim 1, wherein the lifting system further includes a levelling system for maintaining the stage system in a desired orientation.

3.         The portable modular stage system according to claim 1, further comprising a computer control system thereby providing electronic control of stage system’s functionality.

4.         The portable modular stage system according to claim 3, wherein the computer control system can be accessed remotely.

5.         The portable modular stage system according claim 1, wherein the first unit has a vertically moveable platform structurally connected to the first frame.

6.         The portable modular stage system according claim 1, further comprising a canopy type system including outwardly projecting members, said canopy type system being structurally integrated with the frame of the first unit.

7.         The portable modular stage system according to claim 6, wherein the outwardly projecting members are telescopic members.

8.         The portable modular stage system according to claim 1, wherein each wheel unit includes an independent drive system.

9.         The portable modular stage system according to claim 1, wherein the wheel units retract upon elevation of the stage system.

10.       The portable modular stage system according to claim 3, wherein the computer control system comprises an alignment system for aligning the first unit and the second unit thereby enabling these units to interconnect.

11.       The portable modular stage system according claim 1, wherein the multimedia system includes at least one matrix video screen.

12.       The portable modular stage system according to claim 11, wherein the first unit further comprises a lifting structure attached thereto, that can raise and lower the at least one matrix video screen.

13.       The portable modular stage system according to claim 6, wherein the outwardly projecting members support a series of spotlights.

14.       A portable modular stage system comprising:

(a)        a first unit having a first frame and a vertically moveable platform structurally connected to said first frame, wherein the vertically moveable platform can be raised and lowered, said first unit further including a canopy type structure having outwardly projecting members;

(b)        a second unit having a second frame and a platform connected to said second frame, said second unit further including at least one perimeter platform section rotatably connected to the first frame;

(c)        a plurality of wheel units integrated into the first frame and the second frame, enabling independent movement of the first and second units;

(d)        a coupling system structurally integrated into the first frame and the second frame, enabling structural interconnection of said first and second units;

(e)        a lifting system integrated into each of the first frame and the second frame, enabling raising and lowering of the first and second units to and from a desired elevation, said lifting system including a levelling system; and

(f)        a multimedia system integrated into either or both of the first unit and the second unit, said multimedia system including video, audio and lighting capabilities.

ABSTRACT

The present invention provides a portable modular stage system that when in a compact state can be transported by a number of different transportation modes.  Upon arrival at a predetermined deployment site the modules are interconnected thereby forming the completed stage system which incorporates multimedia capabilities.  The system comprises at least two modules each having a structural framing system and at least one of these modules having a platform connected to its structural framing system.  Each module is capable of independent movement to and from a deployment site through the use of wheel units that are integrated into the framing system of each module.  In addition, each module has a portion of a coupling system integrated into the framing system.  The portion of the coupling system integrated into one of the modules, mates with the portion of the connection system integrated into the other module, thereby enabling the structural interconnection of these two modules.  A lifting system is provided with each module that enables the elevation of the modules to their desired operational height.  A multimedia system incorporating video, audio and lighting is also integrated into one or both of the modules for ease of deployment of the stage system.

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Deployment Time		Elapsed Time								
		0.15 mins	0.30 mins	0.45 mins	1.00 mins	1.15 mins	1.30 mins	1.45 mins	2.00 mins	2.15 mins
Pods arrive into arena and stop	0.00 mins									
Accurate pitch, level location	0.30mins									
Pods rise on legs	1.00 mins									
Platform front extends	0.30 mins									
Platform side left extends	0.30 mins									
Platform side right extends	0.30mins									
Video screens fold forward	0.30 mins									
Handrail deploys	0.30mins									
Stairs deploy	0.45 mins									
Handicap lift deploys	1.00 mins									
Video screens rise	1.00 mins									
3 rear support pillars rise	0.45 mins									
Top canopy deploys	1.00 mins									
Flag poles extend with flags	0.45 mins									
Rear graphics panel rises	0.30 mins									
Front sign rises	0.30 mins									
1st, 2nd, 3rd platforms rise	0.30 mins									
Front canvas sign lowers	0.30 mins									
Car platform lowers	0.45 mins									
Car drives onto platform	0.30 mins									
Car raises to platform height	1.00 mins									
Car tilts to 45 degrees	0.30 mins									

FIGURE 43

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Deployment Time		Elapsed Time									
		2.30 mins	3.00 mins	3.15 mins	3.30 mins	3.45 mins	4.00 mins	4.15 mins	4.30 mins	4.45 mins	5.00 mins
Pods arrive into arena and stop	0.00 mins										
Accurate pitch, level location	0.30mins										
Pods rise on legs	1.00 mins										
Platform front extends	0.30 mins										
Platform side left extends	0.30 mins										
Platform side right extends	0.30mins										
Video screens fold forward	0.30 mins										
Handrail deploys	0.30mins										
Stairs deploy	0.45 mins										
Handicap lift deploys	1.00 mins										
Video screens rise	1.00 mins										
3 rear support pillars rise	0.45 mins										
Top canopy deploys	1.00 mins										
Flag poles extend with flags	0.45 mins										
Rear graphics panel rises	0.30 mins										
Front sign rises	0.30 mins										
1st, 2nd, 3rd platforms rise	0.30 mins										
Front canvas sign lowers	0.30 mins										
Car platform lowers	0.45 mins										
Car drives onto platform	0.30 mins										
Car raises to platform height	1.00 mins										
Car tilts to 45 degrees	0.30 mins										

FIGURE 43 (cont)

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